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                                                                  EXHIBIT (a)(8)


                                     $60.00
                           HIGHEST PRICE TO PURCHASE
                   UNITS OF LIMITED PARTNERSHIP INTERESTS OF
                CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES/2

                        OFFER EXTENDED TO AUGUST 6, 1999


         AIMCO PROPERTIES, L.P. recently increased its offer to purchase units of limited partnership interest (the "Units") in Consolidated Capital Institutional Properties/2 (the "Partnership") to $60.00, net to seller in cash. Our price is HIGHER than the price being offered by Peachtree Partners. IF IT IS LIQUIDITY YOU DESIRE, OUR OFFER PROVIDES YOU WITH THE GREATEST PURCHASE PRICE CURRENTLY BEING OFFERED. Limited Partners who have already tendered their Units to AIMCO will automatically receive the benefit of the increased purchase price and need not take any further action.

         Our offer has been extended and will now expire at 5:00 p.m., New York City time on August 6, 1999 (unless further extended by us). AS A RESULT YOU WILL BE ABLE TO RECEIVE OUR HIGHER PRICE EARLIER THAN PEACHTREE PARTNERS IS PERMITTED TO BUY UNDER ITS OFFER.

         The general partner of the Partnership is our affiliate. The Partnership has indicated in a Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission that it is remaining neutral and making no recommendation as to whether its limited partners should tender their Units in response to our Offer. LIMITED PARTNERS ARE URGED TO READ OUR OFFER TO PURCHASE AND THE RELATED MATERIALS AND THE SCHEDULE 14D-9 CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS.

         You should be aware, however, that, as with any rational investment decision, we are making our Offer with a view to making a profit. No independent person has been retained to evaluate or render any opinion with respect to the fairness of our Offer, and no representation is made by us or any of our affiliates as to such fairness.

         IF YOU TENDERED YOUR UNITS IN THE PEACHTREE PARTNERS OFFER, YOU MAY STILL TENDER YOUR UNITS TO US BY COMPLETING THE ENCLOSED NOTICE OF WITHDRAWAL AND THE LETTER OF TRANSMITTAL PREVIOUSLY FORWARDED TO YOU. THE NOTICE OF WITHDRAWAL

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MUST BE DELIVERED TO PEACHTREE PARTNERS (with a copy to our Information Agent)
BY NO LATER THAN AUGUST 13, 1999, THE EXPIRATION DATE OF THE PEACHTREE PARTNERS OFFER.

         If you have any questions concerning the terms of the offer, or need assistance in completing the forms necessary to tender your units, please contact our Information Agent, River Oaks Partnership Services, Inc., at (888) 349-2005 or (201) 896-1900.

                                          Very truly yours,



                                          AIMCO PROPERTIES, L.P.

July 14, 1999


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